Exhibit 19.1
SABRE CORPORATION INSIDER TRADING POLICY
Dated as of December 10, 2025

Federal, state and foreign securities laws prohibit trading in the equity or debt securities of a company while in possession of material non-public information about the company. In order to promote compliance with these securities laws and take an active role in the prevention of insider trading violations by its officers, directors, employees and certain other identified individuals, Sabre Corporation (the “Company”) has adopted the policies and procedures described in this memorandum (the “Policy”). Portions of this policy impose additional obligations on certain individuals who have, or are likely to have, regular or special access to material non-public information in the ordinary course of their duties.

I.Applicability of Policy.

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock, debt securities and any other securities the Company or its subsidiaries may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s securities, including securities exchangeable into the Company’s securities, whether or not issued by the Company, such as exchange-traded options. It applies to all officers, directors and employees of the Company and its subsidiaries, as well as any temporary employees and independent consultants and contractors, and spouses, minor children and adult members of the households of such persons, and any entities that such persons directly or indirectly influence or control, each of whom the Company has determined will regularly receive, or has the potential to receive, access to material non-public information (as defined below) regarding the Company or its subsidiaries (together, the “Sabre Persons” and each a “Sabre Person”).
Portions of this Policy impose additional obligations on certain Sabre Persons that have, or are likely to have, regular or special access to material non-public information in the normal course of their duties. Such Sabre Persons are referred to in this Policy as “Insiders.” The Company has identified some of these Insiders as “Section 16 Individuals” because they have special responsibilities under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The responsibilities of the Section 16 Individuals under this Policy are described below.
Securities laws, including prohibitions on insider trading, apply when the Company transacts in its own securities. The Company’s policy is to comply with applicable law, including the prohibition under Rule 10b-5 and applicable case law against trading while in possession of material non-public information. In furtherance of this policy, the Company (i) requires that all Company transactions in Company securities be authorized by the board of directors and (ii) has established and shall maintain procedures reasonably designed to confirm the Company is not in possession of material non-public information at the time of any such transaction and at the time the Company enters into or modifies a 10b5-1 trading plan.
This Policy (and/or a summary thereof) is to be delivered to or otherwise made available to all new Sabre Persons upon the commencement of their relationships with the Company or its subsidiaries and is to be circulated or made available to all Sabre Persons at least annually.

II.     Designation of Certain Persons.

Exhibit 19.1
1.Section 16 Individuals. The Board of Directors will periodically determine which of the Company’s officers are “executive officers” for purposes of Section 16 of the Exchange Act, and they, along with the directors and the beneficial owners of more than 10% of the Corporation’s common stock (the “principal stockholders”), will be subject to Section 16.

2.Insiders. The Office of the Corporate Secretary, in consultation with the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), as necessary, will maintain a list of individuals designated as Insiders for the purposes of this Policy.

III.     Statement of Policy.

1.Trading on Material Non-public Information. No Sabre Person may buy or sell any Company securities when in possession of material non-public information about the Company or its subsidiaries. This prohibition extends to activities that may not traditionally be thought of as purchases or sales, such as the pledge of Company securities to secure a loan. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

The restriction on trading when in possession of material non-public information and the other restrictions and guidelines described in this Policy regarding the treatment of material non- public information about the Company or its subsidiaries also apply to material non-public information relating to other companies, including the Company’s business partners, such as the Company’s customers and vendors, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company or any subsidiary thereof. Civil and criminal penalties, and termination of employment, may result from trading or tipping on material non-public information regarding the Company’s business partners. All Sabre Persons should treat material non-public information about the Company’s business partners with the same care required with respect to information related directly to the Company.

“Material non-public information” is described in Section V, below.

2.Short Sales. No Insider may engage in a short sale of the Company’s securities. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (a “short against the box”). Transactions in certain put and call options for the Company’s securities may in some instances constitute a short sale.

3.Publicly Traded Options. A transaction in options is, in effect, a bet on the short- term movement of the Company’s securities and therefore creates the appearance of trading based on material non-public information. Transactions in options also may focus

Exhibit 19.1
attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, by an Insider are prohibited by this Policy.

4.Hedging Transactions. Certain forms of hedging or monetization transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. When an individual participates in such transactions, that individual may no longer have the same objectives as the Company’s other stockholders. Accordingly, Insiders and Sabre Persons that are recipients of employee equity grants from the Company are prohibited from entering into these transactions under this Policy.

5.Margin Accounts and Pledges. Securities that are margined may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, Insiders and Sabre Persons that are recipients of employee equity grants from the Company are prohibited from margining Company securities or pledging Company securities as collateral for a loan.

6.Tipping. No Sabre Person may make recommendations or express opinions on the basis of material non-public information about trading in the securities of the Company (or any other company, as described above) or disclose material non-public information about the Company or its subsidiaries to any third party, including family or household members (a “tippee”). If there is any uncertainty as to the appropriateness of any such communications, please consult with the Office of the Corporate Secretary before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities trades.

7.Confidentiality of Non-public Information. Sabre Persons must maintain the confidentiality of the Company’s non-public information. In the event a Sabre Person receives any inquiry or request for information (particularly financial results and/or projections) from any person or entity outside the Company, such as a stock analyst, the inquiry should be referred to Investor Relations, which will determine whether such inquiry should also be forwarded to the Office of the Corporate Secretary.

8.Post-Termination Transactions. The Policy applies to all transactions in Company securities even after a person has terminated employment or service with the Company. As a result, if that person is in possession of material non-public information when his or her employment or service terminates, that person may not trade in Company securities until such information has become public or is no longer material. In addition, any employee who was a Section 16 Individual immediately prior to his or her termination of employment and whose employment terminates during a “blackout period” (as described in Section VI below) will be restricted from exercising his or her employee stock options until the termination of that blackout period.

Exhibit 19.1

9.Individual Responsibility. All Sabre Persons have the individual responsibility to comply with this Policy. Such person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material non-public information.

IV.    Potential Criminal and Civil Liability and/or Disciplinary Action.

1.Liability for Insider Trading. Pursuant to federal and state securities laws, persons engaging in transactions in the Company’s securities at a time when they have knowledge of material non-public information regarding the Company or its subsidiaries may be subject to (1) imprisonment for up to 20 years, (2) criminal fines of up to $5,000,000 and (3) civil fines of up to three times the profit gained or loss avoided.

If the Company fails to take appropriate steps to prevent insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $2.14 million (subject to adjustment for inflation) and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

2.Liability for Tipping. Sabre Persons may also be liable for improper transactions by a tippee to whom they have disclosed material non-public information regarding the Company or its subsidiaries or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

3.Possible Disciplinary Actions. Persons employed by Sabre who violate this Policy will also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

4.Reporting of Violations. Any Sabre Person who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Sabre Persons, must report the violation immediately to the Office of the Corporate Secretary or the Chief Legal Officer. Upon learning of any such violation, the Office of the Corporate Secretary, in consultation with the Chief Legal Officer, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

V.    Material Non-Public Information.

Exhibit 19.1
It is not possible to define all categories of material information and the determination of whether information is material is highly fact-intensive. Information that is material at one point in time may also cease to be material at another point in time, and vice versa. The General Counsel, in consultation as appropriate with the CEO, the CFO or other members of senior management of the Company, has the authority to determine whether any information constitutes material non-public information. If a person has any doubt about whether a piece of information is material non-public information, they should err on the side of considering it to be material non-public information. They also are encouraged to contact the Office of the Corporate Secretary if they have any questions about whether a piece of information might be material non-public information.

In general, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of Company securities. Information should be regarded as non-public if it has not been publicly disseminated through a widespread public press release issued through a major newswire, national news or financial news service, an SEC filing or another form of mass media or for which a reasonable amount of time has not yet passed to permit the stock market to absorb the information.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

•Financial results;
•Projections of future revenues, earnings or losses;
•Timing of a new product or technology introductions;
•News of a pending or proposed merger;
•News of the disposition or acquisition of significant assets or a subsidiary;
•Material impairments, write-offs or restructurings;
•Creation of a material direct or contingent financial obligation;
•Impending bankruptcy or financial liquidity problems;
•The gain or loss of a substantial customer or supplier;
•Changes in dividend policy;
•New product announcements of a significant nature;
•Significant product defects or modifications;
•Significant pricing changes;
•Stock splits;
•New equity or debt offerings;
•Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity;
•Major changes in senior management;
•Material agreements not in the ordinary course of business (or termination thereof);
•Cybersecurity risks and incidents; and
•Termination or reduction of business relationship with a customer that provides material revenue to the Company.

Exhibit 19.1
Either positive or negative information may be material and even matters that have a small quantitative impact can be considered material, if there are qualitative considerations that would make the information of particular interest to investors.

VI.    Trading Guidelines and Requirements.

1.The “Blackout” Rule. Insiders may not sell or purchase Company securities during a “blackout period.” Quarterly blackout periods start at 12:01 a.m. U.S. Central Time on the sixth business day of the last month of each fiscal quarter and end at 8:30 a.m. U.S. Central Time on the next “trading day” following the release to the public of the Company’s earnings and, if applicable, the occurrence of a related conference call for a fiscal quarter or fiscal year. For the avoidance of doubt, the Company expects one “trading day” to occur after public dissemination of earnings and prior to the termination of the blackout period. A trading day is a day on which the NASDAQ Stock Market is open for business.

From time to time the General Counsel may impose special blackout periods, during which certain identified persons will be prohibited from engaging in transactions in the Company’s securities. In the event of a special blackout period, the Office of the Corporate Secretary will notify the affected persons, who will be prohibited thereafter from engaging in any transaction involving the Company’s securities until further written notice. Persons subject to a special blackout period shall not disclose that fact to others.

The General Counsel has the right and authority to shorten, suspend, terminate or extend a blackout period at such time and for such periods as he or she deems appropriate given the relevant circumstances. In that case, any affected persons will be appropriately notified.

The Company recognizes that a Sabre Person, other than a Section 16 Officer, may experience exceptional circumstances that may necessitate a transaction during a blackout period. In that case, the Sabre Person must request permission to do so from the General Counsel, who may consult with the CEO, the CFO or other members of senior management of the Company, as appropriate. Permission to trade within a blackout period is in the discretion of the General Counsel. Any denial of permission must be kept confidential by the requesting party.

2.Pre-Clearance. All Insiders that are Senior Vice President level and above must obtain pre-clearance (either electronic or written) from the Chief Executive Officer before transacting in Company securities.

All Insiders that are Senior Vice President level and above, as well as any other Section 16 Individuals, must obtain written pre-clearance from the Office of the Corporate Secretary before (i) entering into or terminating any written trading arrangement1 regarding Company securities, including any modification thereof, and (ii) transacting in Company securities, including for transactions occurring outside a blackout period, any exercise of director or employee stock options and any gifts of Company securities. A request for pre-clearance, along with a copy of any Chief Executive Officer pre-approval as discussed above, if applicable, should be preferably submitted at least two days in

Exhibit 19.1
advance of the proposed transaction. The Office of the Corporate Secretary is under no obligation to approve any trade and may refuse to do so in his or her discretion. Pre-clearance of any transaction is valid only for five full trading days and may be revoked at any time during that period by the Office of the Corporate Secretary. If the transaction order is not placed within that period, pre-clearance must be requested and approved in writing again. Requesting persons must treat denials of pre-clearance requests as confidential.

VII.    Exceptions to Policy.

1.Transactions under Rule 10b5-1 Plans. Implementation of a trading plan under Rule 10b5-1 under the Exchange Act2 allows a person to place a standing order with a broker to purchase or sell Company securities, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes. A trading plan may only be entered into when a person is not in possession of material non-public information and when a blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the trading plan to the Office of the Corporate Secretary for prior, written approval; whether approval will be granted will depend on all the facts and circumstances available at the time the plan is submitted for approval. Subsequent modifications to or termination of any Rule 10b5-1 plan must also be pre-approved by the Office of the Corporate Secretary.

The following guidelines apply to all trading plans and, as appropriate, represent ongoing obligations an individual undertakes by submitting a trading plan for approval:

•The trading plan must be in writing and entered into only when a blackout period is not in effect and when the individual is not in possession of material non-public information;
•The trading plan must be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws, and the individual must at all times act in good faith with respect to the trading plan;
•The trading plan must contain a written certification that, at the time the trading plan was adopted, the individual is not aware of any material non-public information and is adopting the trading plan in good faith and not as part of a plan or scheme to evade Section 10(b) of the Exchange Act;
•The individual may not have more than one trading plan in effect at any given time, provided that, upon the prior approval of the Office of the Corporation Secretary, an individual may also have (i) no more than one additional trading plan in place to satisfy tax obligations incident to the vesting of compensatory awards, including restricted stock or stock appreciation rights but excluding option awards, through “sell-to-cover” transactions, provided the individual is not permitted by the plan to exercise any subsequent influence over how, when or whether to effect sales and/or (ii) no more than one additional trading plan that provides for trades that commence after all trades under an earlier-commencing plan

Exhibit 19.1
have been completed or expired, as long as the first trade under the later-commencing plan occurs (x) in the case of an automatically expiring earlier-commencing plan, after the expiration of the earlier-commencing plan or (y) in the case of a terminated earlier-commencing plan, after an effective cooling-off period, i.e., the waiting period described below applied as if the later-commencing plan were adopted on the date of the termination of the earlier-commencing plan;
•No transactions may be effected outside a plan without the prior approval of the Office of the Corporate Secretary;
•The trading plan must permit its termination or suspension by the Company at any time when the Company believes that trading may not lawfully occur;
•Transactions under the trading plan may not commence until at least the later of (i) 90 days after the adoption of the plan and (ii) two business days after the release of the Company’s financial results on Form 10-Q or Form 10-K for the fiscal quarter in which the trading plan was adopted, subject to a maximum of 120 days after adoption of the trading plan;
•The trading plan should, in the absence of special circumstances, be for a period of not less than six months;
•The trading plan should typically provide for relatively simple pricing parameters (e.g., limit orders), rather than complex formulae for determining when trading under the plan may occur and at what price;
•The individual may not adopt more than one single-trade trading plan during any consecutive 12-month period, without the prior approval of the Office of the Corporate Secretary;
•The trading plan may generally not be terminated or amended once it is executed to avoid calling into question the original “bona fides” of the plan; any amendment or termination must receive the prior approval of the Office of the Corporate Secretary and be made only during a non-blackout period when the person is not in possession of material non-public information; transactions under an amended plan in which the amount, price or timing of the purchase or sale of securities is changed (or, regarding an amended plan governed by an algorithm, computer program or formula, changes that impact the amount, price or timing of the purchase or sale of securities) may not commence until the later of (i) 90 days have elapsed from the execution of the amendment and (ii) two business days after the release of the Company’s financial results on Form 10-Q or Form 10-K for the fiscal quarter in which the trading plan was amended, subject to a maximum of 120 days after execution of the amendment of the trading plan;
•Trading plans do not obviate the need to file Form 144 or Forms 3, 4 or 5 and the fact that a reported transaction was made or is to be made pursuant to a trading plan should be noted on the applicable Form;
•Information regarding adoption, modification, termination and material terms of the trading plan (including any modification or change to the plan) may be required to be disclosed in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K; and

Exhibit 19.1
•A copy of the executed version of any pre-cleared trading plan or any pre-cleared amendment to or modification or termination of a trading plan must be provided to the Office of the Corporate Secretary for retention in accordance with the Company’s Record Retention Policy reasonably promptly upon execution but no later than the last day of the fiscal quarter in which it was executed; and depending on the facts and circumstances, the Office of the Corporate Secretary may require other conditions to pre-clearance.

2.Stock Option Exercises. This Policy does not apply to the exercise of any employee stock options, whereby the employee pays out-of-pocket to exercise and hold the stock. This Policy does apply, however, to the “net exercise” of a tax withholding right pursuant to which an employee elects to have the Company withhold shares subject to an option to satisfy tax- withholding requirements or any sale of shares as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

3. 401(k) Plan. This Policy does not apply to purchases of Company stock in a 401(k) plan resulting from an employee’s periodic contribution of money to the plan pursuant to his or her payroll deduction election. This Policy does apply, however, to certain elections an employee may make under a 401(k) plan, including (a) an election to increase or decrease the percentage of an employee’s periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against an employee’s 401(k) plan account if the loan will result in a liquidation of some or all of the employee’s Company stock fund balance; and (d) an employee’s election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4.Restricted Stock Settlement. This Policy does not apply to repurchases by the Company of Company stock made pursuant to a pre-arranged, irrevocable election by a director or employee to satisfy tax withholding requirements under which shares of restricted stock having a value equal to or less than the minimum amount of tax required to be withheld on the date of any vesting are repurchased by the Company. Such an election must be made at a time when the person was not in possession of material non-public information.

5.Indirect Investing. This Policy does not apply to the trading, on a national securities exchange, of shares of diversified mutual funds and diversified exchange-traded funds (ETFs) that hold Company securities. Other forms of indirect investment, including through partnerships or private funds, that invest in Company securities are subject to this Policy.

VIII.    Exchange Act Section 16

Section 16 of the Exchange Act requires Section 16 Individuals to file with the SEC reports on designated forms (i.e., Forms 3, 4 and 5) as to their beneficial ownership of common stock and other equity securities (including derivatives) of the Company and to report purchases, sales and other changes in their ownership of such common stock and securities. Section 16

Exhibit 19.1
Individuals must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that Section 16 Individuals who purchase and sell Company securities within a period of less than six months must disgorge all profits to the Company whether or not they had knowledge of any material non-public information. For purposes of Section 16, Section 16 Individuals are treated as the beneficial owners of securities held by family members sharing their household.

Under these provisions, and so long as certain specific criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option nor the purchase of common stock under the Company’s employee stock purchase plan, if such a plan is in place, is deemed a purchase under Section 16; however, these transactions must still be reported in accordance with the requirements of Section 16, and the sale of any such shares is a sale under Section 16. The making or receiving of gifts of the Company securities must also be reported under Section 16.

Section 16 Individuals should be aware that trading in Company securities under an approved Rule 10b5-1 plan does not exempt such transactions from the provisions of Section 16, including the reporting requirements.

To ensure compliance with all reporting requirements, a Section 16 Individual must, on the date of any trade, provide with all information relating to the trade that is necessary to properly prepare a Form 4. A Section 16 Individual must also execute a Form 4 (either individually or through a duly-authorized power of attorney) within a sufficient amount of time to allow the Office of the Corporate Secretary to electronically file the Form 4 with the SEC via EDGAR before the end of the second business day following the trade (10:00 p.m. U.S. Eastern Time).

IX.    Monitoring Compliance.

The Office of the Corporate Secretary will monitor compliance with this Policy and the Corporate Secretary will periodically review this Policy with the Audit Committee of the Board of Directors. In addition to the other duties of the Office of the Corporate Secretary under this Policy, the Office of the Corporate Secretary will be responsible for the following:

•Pre-clearing all transactions involving the Company’s securities by Insiders in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended;
•Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the Exchange Act;
•Assistance in the preparation of Section 16 reports (Forms 3, 4 and 5) for Section 16 Individuals;
•Sending notifications to affected persons regarding special blackout periods;
•Sending quarterly reminders to Insiders regarding the start and completion of the blackout periods;
•Sending reminders to all Section 16 Individuals about their obligations to report under Section 16;
•Performance of periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers’ and directors’ questionnaires, and reports received from the

Exhibit 19.1
Company’s stock administrator and transfer agent, to determine trading activity by Insiders;
•Periodic circulation or provision of this Policy (and/or a summary thereof) and provision of training about the Policy to Sabre Persons;
•Prompt circulation or provision of this Policy and provision of training to all persons who become Sabre Persons;
•Maintenance of a current version of this Policy on the Company’s intranet website; and
•Assisting the Company in implementation of the Policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to this Policy and related practices and procedures.

X.    Delegation.

The General Counsel may delegate the responsibilities under this Policy to persons under his or her supervision, but the General Counsel retains ultimate responsibility for all matters pertaining to the interpretation and enforcement of this Policy.

XI.    Inquiries.

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Office of the Corporate Secretary. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee or other applicable individual.

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1 For the avoidance of doubt, a limit order is considered a written trading arrangement for purposes of this Policy.

2 A series of separate contracts with different broker-dealers or other agents acting on an individual’s behalf to execute trades may be treated as a single plan, provided that (i) the contracts taken together as a whole meet all applicable conditions of this Policy and (ii) a modification of any contract will be treated as a modification of each other contract under the single plan, including for the purpose of applying cooling off periods described elsewhere in this Policy.